SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 09/30/2015
FILE NUMBER 811-08932
SERIES NO.: 10


74U.     1.   Number of shares outstanding (000's Omitted)
              Investor Shares                 57,155
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Institutional Shares            35,342
              Advisor Shares                  12,831


74V.     1.   Net asset value per share (to nearest cent)
              Investor Shares                $ 14.47
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Institutional Shares           $ 14.50
              Advisor Shares                 $ 14.48